Exhibit 4.5
Execution Version

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because the Registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***].”

ANTHROPIC, PBC
NOTE PURCHASE AGREEMENT
This NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of March 31, 2026 (the “Effective Date”), by and between Anthropic, PBC, a Delaware public benefit corporation (the “Company”), and Google LLC (together with its subsidiaries and Affiliates, the “Investor”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.
1.Definitions.
1.1“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.
1.2“Aggregate Purchase Price” means $30,000,000,000 (calculated as the difference between $40,000,000,000 and the amount of the Investor’s investment in the Company’s Series G Financing pursuant to Section 2.1(f)).
1.3“Available Funds” means, as of each Quarterly Cut-Off Date, (i) with respect to Draw Period 1, the maximum amount of funds that would be available for draw by the Company pursuant to Section 2.1(a)(i) based on the total amount of Delivered Capacity delivered during the applicable quarter (regardless whether any Draw Request is actually submitted to the Investor) and (ii) with respect to Draw Period 2, the maximum amount of funds that would be available for draw by the Company at such time pursuant to Section 2.1(a)(ii) (regardless whether any Draw Request is actually submitted to the Investor).
1.4“Business Day” means any day other than (i) a Saturday, Sunday or a federal holiday or (ii) a day on which commercial banks in Mountain View, California are authorized or required to be closed.
1.5“Capacity” means tensor processing unit computational capacity provided to the Company (or a controlled Affiliate of the Company) by (i) one of the approved third-party vendors listed in Part 1 of Annex A attached hereto or (ii) one of the approved third-party vendors listed in Part 2 of Annex A attached hereto, if such tensor processing unit computational capacity has been resold to such vendor by a vendor described in clause (i) hereto (any such party, a “Third Party Compute Vendor” and any agreement directly relating to the delivery of Capacity between a Third Party Compute Vendor and the Company (or a controlled Affiliate thereof), a “Third Party Compute Agreement”).
1.6“Capacity Lease Agreement” means any lease agreement with respect to tensor processing unit computational capacity entered into by the Company (or a controlled Affiliate thereof) and a Third Party Compute Vendor on the date hereof.
1.7“Change of Control” means either (i) a Company Sale (as defined in the Company’s Amended and Restated Voting Agreement, dated as of [***], as amended from time to time (the “Voting Agreement”)) or (ii) an Initial Public Offering (as defined below).
1.8“Code” means the Internal Revenue Code of 1986, as amended.
1.9“Common Stock” means the Voting Common Stock and N-Class Common Stock, each par value $0.00001 per share, of the Company.

1.10“Company Revenue Attainment Percentage” means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the Company’s Trailing 12-Month Revenue as of the applicable measurement date and (b) the denominator of which is the Company Target Revenue.
1.11“Company Target Revenue” means [***].
1.12“Company’s Trailing 12-Month Revenue” means the Company’s actual revenue during the twelve (12)-month period ending on the last day of the then-most recently ended fiscal month for which financial statements are available.
1.13“Conversion Equity Financing” means a Qualified Financing, or if the Investor delivers a Conversion Notice pursuant to Section 2.2(c) below, a Non-Qualified Financing, as the case may be.
1.14“Conversion Price” means:
(a)[***];
(b)[***];
(c)[***]; and
(d)with respect to a conversion pursuant to Section 2.2(d), the Conversion Price shall be equal to the Conversion Price first used to convert any portion of the Balance of the applicable Original Note; provided, however, the Conversion Price applicable to any Roll-Over Note issued in connection with the Investor’s Pre-IPO Equity Option or the Investor’s purchase of N-Class Common Stock following the Initial Public Offering pursuant to Section 2.1(i) shall be the purchase price of the capital stock of the Company so purchased when such Roll-Over Note was originally issued.
1.15“Conversion Shares” shall, for purposes of determining the type of securities issuable upon conversion of the Notes, mean:
(a)if such Note is converted to equity pursuant to Section 2.2(a) below, [***];
(b)if such Note is converted to equity pursuant to Section 2.2(c) below, [***]; and
(c)if the applicable Note is converted to equity pursuant to Section 2.2(b) or Section 2.2(d) below, shares of the Company’s N-Class Common Stock.
1.16“Draw Period 1 Maximum Amount” means $[***].
1.17“Draw Period 2 Maximum Amount” means $[***].
1.18“Draw Period 2A Commitment Effective Date” means [***].
1.19“Draw Period 2B Commitment Effective Date” means [***].
1.20“Equity Financing” means the sale (or series of related sales) by the Company of its Preferred Stock following the date of this Agreement in a bona fide transaction completed for the primary purpose of raising capital (but for the avoidance of doubt shall exclude sales of the Company’s Series G Preferred Stock).
1.21“Final Closing” means, with respect to any Qualified Financing or Non-Qualified Financing, as applicable, the first to occur of (x) the sale and issuance of all authorized shares of the series of Preferred Stock sold in such Qualified Financing or capital stock in such Non-Qualified Financing, (y) the last day of the subsequent closing period provided for in the purchase agreement for such Qualified Financing or Non-Qualified Financing and (z) such other date as the Company decides to cease efforts to sell shares pursuant to such Qualified Financing or Non-Qualified Financing.

1.22“Financial Investor” means any Person who together with its controlled Affiliates makes investments primarily for a financial return on its investment.
1.23“Founder(s)” means Dario Amodei, Daniela Amodei, Christopher Olah, Jack Clark, Jared Kaplan, Sam McCandlish and Tom Brown.
1.24“Fully Diluted Capitalization” means, for purposes of determining the Ownership Threshold, the outstanding capitalization of the Company on a post-money, as-converted basis after giving effect to an Equity Financing, Change of Control or Quarterly Conversion, as applicable, including the conversion of any convertible securities (including but not limited to any of the Notes) in connection therewith, and any issued and outstanding equity incentive awards actually granted to Persons (i.e., excluding any ungranted shares reserved under the Company’s option pool or “donation match plan”) or other convertible or exercisable securities then-outstanding (excluding any convertible notes, convertible debt instruments, simple agreements for future equity or similar agreements that are not converting in connection with such Equity Financing, Change of Control or Quarterly Conversion).
1.25 “Indebtedness” means all obligations for borrowed money or with respect to any deposit or advance of any kind (whether long-term or short-term, whether or not represented by a bond, debenture, note or other security or instrument, whether or not convertible into any other security or instrument).
1.26“Initial Public Offering” means (i) the initial public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act in connection with which all the then-outstanding shares of Preferred Stock are converted into shares of Common Stock pursuant to the Restated Certificate, (ii) the Company’s completion of a transaction or series of related transactions (by merger, or consolidation, share exchange or otherwise) with a publicly traded “special purpose acquisition company” or its subsidiary which does not qualify as a Change of Control, in which the shares of capital stock of the Company are converted into shares of the publicly traded “special purpose acquisition company,” or (iii) the Company’s initial listing of its Common Stock (other than shares of Common Stock not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission that registers shares of existing capital stock of the Company for resale, as approved by the Company’s Board of Directors, which is not deemed to be an underwritten offering and does not involve any underwriting services.
1.27“Investor Agreements” means [***].
1.28“IPO Price” means the price per share of the Common Stock offered to the public in connection with the Initial Public Offering.
1.29“Key Employee” means [***].
1.30“Knowledge Parties” means each of the Company’s [***].
1.31“Knowledge” including the phrase “to the Company’s knowledge” means the Knowledge Parties’ actual knowledge after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of the individual’s duties in the ordinary course. Additionally, for purposes of Section 5, the Company shall be deemed to have “knowledge” of a patent right only if the Company has actual knowledge of the patent right.
1.32“Lowest Price Per Share” means [***].
1.33“Material Adverse Effect” means any change, event, condition, fact, violation, inaccuracy, circumstance or effect (each, an “Effect”) that is, or would reasonably likely to be or become, materially adverse to the business (as currently conducted by the Company), operations, or financial condition of the Company, except that, notwithstanding the foregoing, none of the following Effects (by themselves or when aggregated with any other Effects) will be taken into account in determining whether there has been a Material Adverse Effect: (a) changes in general economic conditions in the United States or any other jurisdiction in which the Company operates; (b) changes affecting the industry generally in which the Company operates; (c) any national or international political or social conditions, including the outbreak or escalation of war, hostilities, or terrorist activities, either in the United States or any other jurisdiction in which the Company operates; (d) earthquakes, hurricanes, tornadoes, floods, epidemics/pandemics or other natural disasters; (e) changes in GAAP after the date of this Agreement, in each case of clauses (a) through (e), except to the extent such changes disproportionately affect the Company as compared to other Persons or businesses that operate in the industry in which the Company operates; (f) [***]; (g) [***] or (h) [***].
1.34“Maturity Date” means (i) for an Original Note, the date that is [***] from the date of issuance of such Original Note and (ii) for any Roll-Over Note, the date that is [***] from the date of issuance of the applicable Original Note from which such Roll-Over Note was issued; provided, however, the Maturity Date applicable to any Roll-Over Note issued in connection with the Investor’s Pre-IPO Equity Option or the Investor’s purchase of N-Class Common Stock following the Initial Public Offering pursuant to Section 2.1(i) shall be ten (10) years from the date of issuance of the capital stock such Roll-Over Note is issued in connection therewith.
1.35“Non-Qualified Financing” means the next sale (or series of related sales) by the Company of its capital stock following the date of issuance of any Note but prior to an Initial Public Offering for the primary purpose of raising capital which does not constitute a Qualified Financing.
1.36“Non-Voting Preferred Stock” means, with respect to an Equity Financing, shares of a series of Preferred Stock having the identical rights, powers, preferences and restrictions as the shares of Standard Preferred Stock issued to the lead investor in connection with the initial closing of such Equity Financing, other than with respect to voting rights, as all shares of Non-Voting Preferred Stock shall be non-voting for all purposes.
1.37“Note” means the Original Notes and any Roll-Over Notes issued pursuant to this Agreement, the form of which is attached hereto as Exhibit B.
1.38“Original Note” means any Note issued to the Investor pursuant to Section 2.1 below. For the avoidance of doubt, no Roll-Over Note (as defined below) shall be considered an Original Note.
1.39“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.40“Pod Delivery Certificate” means a certificate in substantially the form of Attachment B to Exhibit A hereof, duly executed by the Chief Financial Officer of the Company, certifying as to the delivery of Capacity to the Company, a controlled Affiliate thereof or [***] designated by the Company or such controlled Affiliate under a Third Party Compute Agreement.
1.41“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series E-3 Preferred Stock, Series E-4 Preferred Stock, Series E-5 Preferred Stock, Series F-1 Preferred Stock, Series F-2 Preferred Stock, Series G-1 Preferred Stock, Series G-2 Preferred Stock, Series G-3 Preferred Stock, Series G-4 Preferred Stock, Series G-5 Preferred Stock (the Series G-1 Preferred Stock, Series G-2 Preferred Stock, Series G-3 Preferred Stock, Series G-4 Preferred Stock and Series G-5 Preferred Stock are collectively referred to as the “Series G Preferred Stock”) and any other series of the Company’s preferred stock authorized after the date of this Agreement, each par value $0.00001 per share of the Company.
1.42 “Qualified Financing” means:
(a)[***]; and
(b)[***].
1.43“Registration Rights Agreement” means that certain registration rights agreement in the form attached as Exhibit E hereto.
1.44“Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation as may be subsequently amended or amended and restated from time to time.

1.45“ROFO Waiver” means a waiver of the right of first offer held by the Major Investors (as defined in the Rights Agreement) pursuant to the Rights Agreement with respect to the Company’s issuance and sale of the Notes and the Company’s capital stock pursuant to this Agreement.
1.46“Securities Act” means the Securities Act of 1933, as amended.
1.47“Series G Financing Documents” means the Company’s Series G Preferred Stock Purchase Agreement, dated as of [***], the Company’s Amended and Restated Investors’ Rights Agreement, dated as of [***] (the “Rights Agreement”), the Company’s Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of [***] and the Voting Agreement.
1.48“Series G Financing Investment” means the Investor’s purchase of Series G-2 Preferred Stock pursuant to Section 2.1(f).
1.49“Standard Preferred Stock” means the shares of a series of Preferred Stock issued to the investors investing new money in the Company in connection with the initial closing of an Equity Financing.
1.50“VWAP Price” means, following an Initial Public Offering, the then-current market price of the Company’s Common Stock based on the volume-weighted trailing average trading price of the Company’s Common Stock during the thirty (30) most recent trading days as of immediately prior to the date of determination, as reported by Bloomberg (or, in the event Bloomberg does not report such information, such other authoritative reporting source as is mutually agreed upon by the parties) for each trading day during the period from 9:30 a.m. (New York City time) on the trading day that is thirty (30) trading days preceding such date to 4:00 p.m. (New York City time) on the last trading day immediately preceding such date.
2.Investment Terms.
2.1Issuance of the Securities.
(a)Draw Requests.
(i)From the date of this Agreement until December 31, 2030 (such period, “Draw Period 1”) the Company may, upon written notice to the Investor in the form attached as Exhibit A hereto (any such notice, a “Draw Request” and the amount set forth in such Draw Request (subject to resolution of any dispute regarding the calculation thereof), the “Requested Funds”), request the Investor purchase one or more Original Notes in the form attached as Exhibit B hereto (or if applicable, shares of the Company’s capital stock) in the aggregate principal amount (or if applicable, purchase amount), of up to the Draw Period 1 Maximum Amount and the Investor agrees to accept and purchase such Original Notes (or if applicable, shares of the Company’s capital stock) pursuant to the terms of this Agreement. Any Draw Request made with respect to Draw Period 1 shall relate to Capacity delivered under a Third Party Compute Agreement. The amount of funds available at any time during Draw Period 1, subject to the Draw Period 1 Maximum Amount, shall be equal to:
a.Until the Capacity, [***], delivered directly or indirectly to the Company (or a controlled Affiliate thereof) under a Third Party Compute Agreement (“Delivered Capacity”) reaches [***]: [***] for each [***] of Delivered Capacity (as evidenced in the applicable Pod Delivery Certificate); and
b.After the Delivered Capacity exceeds [***]: [***] for each [***] of Delivered Capacity (as evidenced in the applicable Pod Delivery Certificate).
Subject to the other terms and limitations of this Agreement, in the event that a particular Draw Request for Draw Period 1 includes amounts calculable under both clauses (a) and (b) above, the funds available for draw shall be calculated pursuant to clause (a) with respect to the portion of the Delivered Capacity up to [***] and to clause (b) with respect to the portion of the Delivered Capacity in excess of [***]. Any Draw Request for Draw Period 1 delivered by the Company to the Investor pursuant to this Section 2.1(a)(i) shall specify the amount of Delivered Capacity for which the Requested Funds correspond. Notwithstanding anything to the contrary contained in this Agreement, unless waived by the Investor in the Investor’s sole discretion, the Investor shall have no obligation to fund any amount submitted as part of a Draw Request for Draw Period 1 to the extent that the corresponding Delivered Capacity is actually delivered (as evidenced in the applicable Pod Delivery Certificate attached to such Draw Request) in a calendar quarter prior to the calendar quarter during which the applicable Quarterly Cut-Off Date occurs (including any amount of Delivered Capacity that is omitted from a Draw Request as a portion but not a whole increment of [***]). For purposes of measuring Delivered Capacity under this Agreement, (x) [***] and (y) Capacity shall be deemed to be “Delivered” when the Company (or a controlled Affiliate thereof) becomes legally obligated under the Third Party Compute Agreement to make lease payments to a Third Party Compute Vendor for the pods corresponding to such Capacity [***]. For the avoidance of doubt, Capacity shall be deemed “Delivered” for purposes of this
Agreement only once and the Company’s right to submit a Draw Request with respect to any Delivered Capacity shall only be available once.
(ii)At any time starting on the applicable Commitment Effective Date (as defined below) until December 31, 2030 (such period, “Draw Period 2”) the Company may, upon delivery of a Draw Request, request the Investor purchase one or more Original Notes (or if applicable, shares of the Company’s capital stock) in the aggregate principal amount (or if applicable, purchase amount), of up to an aggregate of Draw Period 2 Maximum Amount and the Investor agrees to accept and purchase such Original Notes (or if applicable, shares of the Company’s capital stock) pursuant to the terms and subject to the conditions set forth in this Agreement. The amount of funds available at any time during Draw Period 2, subject to the Draw Period 2 Maximum Amount, shall be:
a.If as of the Draw Period 2A Commitment Effective Date, the Company Revenue Attainment Percentage is greater than [***] of the Company Target Revenue, up to $[***] (the “Draw Period 2A Maximum Amount”) shall be available for draw by the Company at any time on or following such date; provided that Investor may elect, in its sole discretion, exercisable by written notice to the Company, to defer the availability start date with respect to up to [***] of the Draw Period 2A Maximum Amount by [***], and, upon the expiration of such period, the Investor may elect, in its sole discretion, exercisable by further written notice to the Company, to further defer the availability start date with respect to up to [***] of the Draw Period 2A Maximum Amount by an additional [***].
b.If as of the Draw Period 2B Commitment Effective Date, the Company Revenue Attainment Percentage is greater than [***] of the Company Target Revenue, up to $[***] (the “Draw Period 2B Maximum Amount”) shall be available for draw by the Company at any time on or following such date; provided that Investor may elect, in its sole discretion, exercisable by written notice to the Company, to defer the availability start date with respect to up to [***] of the Draw Period 2B Maximum Amount by [***], and, upon the expiration of such period, the Investor may elect, in its sole discretion, exercisable by further written notice to the Company, to further defer the availability start date with respect to up to [***] of the Draw Period 2B Maximum Amount by an additional [***].
The date on which the Draw Period 2A Maximum Amount or Draw Period 2B Maximum Amount, or any portion thereof, is available for draw as provided by this Section 2.1(a)(ii) is referred to as the “Commitment Effective Date.”
(iii)Each Draw Request shall be certified by a duly authorized officer of the Company and, with respect to Draw Period 1, shall contain sufficient information for the Investor to validate the achievement of the applicable Delivered Capacity, including copies of the relevant order forms and Pod Delivery Certificates for the Delivered Capacity (whether pursuant to any purchase agreement or lease agreement with respect to such Delivered Capacity) for which any Draw Request is made. Each Draw Request made with respect to Draw Period 2 shall include the Company Revenue Attainment Percentage calculated as of the most recent date available, but in no event calculated earlier than the most-recently completed fiscal quarter immediately preceding the Quarterly Cut-Off Date to which the Draw Request relates. If the Investor objects to the Company’s calculations set forth in any Draw Request, it shall provide written notice to the Company of such objection within ten (10) days after receipt of the Draw Request. Upon any such notice of objection the Company and the Investor shall promptly meet and discuss in good faith to resolve such dispute; provided, to the extent the Company and the Investor are unable to resolve such dispute prior to the applicable Quarterly Closing Date, the Investor’s obligation to fund any amount so disputed shall be deferred until the next Quarterly Closing Date after the date of resolution of such dispute (and then only such portion of the amount agreed shall be due). For avoidance of doubt (and without prejudice to other forms of delivery), Capacity leased by the Company or an Affiliate thereof shall constitute Delivered Capacity.
(b)Draw Request Funding Schedule. With respect to any Draw Request, the closing of the transactions resulting in payment of the Requested Funds contained therein shall be made on the following schedule: (i) [***] of the Requested Funds on the first Quarterly Closing Date immediately following calendar quarter to which a Draw Request relates as set forth in Section 2.1(c) (assuming such Draw Request is delivered on or prior to the Quarterly Deadline) and (ii) [***] of the Requested Funds on each of the next Quarterly Closing Dates until the Company has issued, and the Investor has purchased, the aggregate Requested Funds via the purchase and sale of Original Notes (or if applicable, shares of the Company’s capital stock); provided, however, the Investor may, in its sole discretion, waive the provisions of this Section 2.1(b) such that, with respect to any Draw Request, one hundred percent (100%) of the Requested Funds are issued via the purchase and sale of Original Notes (or if applicable, shares of the Company’s capital stock) at a single Quarterly Closing Date.
(c)Closings. Each purchase and sale of the Original Notes (or if applicable, shares of the Company’s capital stock (excluding the Series G Financing Investment and the investments contemplated by Section 2.1(h))) pursuant to this Agreement (each, a “Closing”) shall take place once per calendar quarter, in the manner set forth in this Section 2.1(c):
(i)The amount the Investor is obligated to purchase at any Closing shall be equal to (i) with respect to Draw Period 1, the aggregate amount of Requested Funds specified in the Draw Requests that relate to Delivered Capacity that is actually delivered to the Company from the beginning of a fiscal calendar quarter through the end of such fiscal calendar quarter (such date, the “Quarterly Cut-Off Date”) and (ii) with respect to Draw Period 2, the aggregate amount of Requested Funds specified in the Draw Requests delivered by the Company from the beginning of a fiscal calendar quarter through the following Quarterly Cut-Off Date; provided, in each case, the Company shall have until a date that is fifteen (15) Business Days after the end of such fiscal quarter to deliver such Draw Requests to the Investor (the “Quarterly Deadline”). With respect to Draw Period 1, unless waived by the Investor in the Investor’s sole discretion, the Investor shall have no obligation to fund any amount submitted as part of a Draw Request for Draw Period 1 to the extent that the corresponding Delivered Capacity is actually delivered (as evidenced in the applicable Pod Delivery Certificate attached to such Draw Request) in a calendar quarter prior to the calendar quarter to which the applicable Quarterly Cut-Off Date relates. By way of illustration, with respect to the second calendar quarter of any year, the Company has from April 1 until the date that is fifteen (15) Business Days after June 30 to deliver Draw Requests to the Investor with respect to Delivered Capacity actually delivered from April 1 – June 30 of such year.
(ii)If, as of each Quarterly Deadline, the Company has not submitted Draw Requests that exceed the then-Available Funds (measured as of each Quarterly Cut-Off Date), the Investor shall have the right (but not the obligation) by written notice to the Company by each Quarterly Deadline, to purchase an Original Note (or if applicable, shares of the Company’s capital stock) in the aggregate principal amount (or if applicable, purchase amount), equal to the Available Funds minus the amount for which the Company has submitted Draw Requests with respect to such quarterly period, in each case, issued as an Original Note (or if applicable, shares of the Company’s capital stock) pursuant to the terms of this Agreement (including, without limitation, the closing conditions set forth in Section 4 hereof). For the avoidance of doubt, with respect to then-Available Funds as described in clause (i) of the definition of such term, the Investor’s right pursuant to this Section 2.1(c)(ii) arises and shall be deemed effective as of the date that Delivered Capacity is actually delivered to the Company, however, the Investor may only exercise this right with respect to then-Available Funds as of the applicable Quarterly Deadline.
(iii)To the extent, as a result of the payment funding schedule set forth in Section 2.1(b), the Closing of any portion of the amount of the Requested Funds under more than one Draw Request occurs on the same Quarterly Closing Date (as defined below), such amount shall be aggregated into a single Original Note to be issued on that particular Quarterly Closing Date (or, if applicable, aggregated into a single purchase price for shares of the Company’s capital stock to be purchased on that particular Quarterly Closing Date).
(iv)Subject to the satisfaction of the conditions set forth in Section 4, each purchase and sale of the Original Notes (or if applicable, shares of the Company’s capital stock) shall take place via the electronic exchange of documents and signatures via teleconference, e-mail or similar manner remotely on the date that is ten (10) Business Days after a Quarterly Deadline (which such date being a “Quarterly Closing Date”).
(v)The Company shall, within one (1) Business Day of each Closing, deliver to the Investor a duly executed Original Note (or if applicable, the Investor or a controlled Affiliate thereof shall (i) prior to the Initial Public Offering, execute a stock purchase agreement and other related documentation with respect to such Non-Voting Preferred Stock substantially on the form entered into in connection with the related Equity Financing or, if such Non-Voting Preferred Stock is being issued outside of an Equity Financing, as negotiated between the Company and the Investor in good faith and (ii) following the Initial Public Offering, execute a stock purchase agreement in substantially the form attached as Exhibit C attached hereto) and in return, the Investor shall deliver the applicable principal amount (or if applicable, the purchase price payable pursuant to the applicable stock purchase agreement) to the Company, in cash by wire transfer of immediately available funds (as promptly as practicable following the Closing and in any event within one (1) Business Day after the Closing).
(d)Deferred Funding Event. Notwithstanding anything to the contrary in this Agreement but subject to the terms and conditions of this Section 2.1(d) and the terms of Section 2.1(j), if as of any one or more Quarterly Closing Dates, Investor does not actually fund the Requested Funds because [***] (a “Deferred Quarterly Closing”), then on the next Quarterly Closing Date [***] (the “Deferred Funding Date”) [***], the Closing resulting in payment of the Requested Funds that is the subject of such Deferred Quarterly Closing shall occur. For the avoidance of doubt, if there is more than one Deferred Quarterly Closing outstanding, then the Closing resulting in payment of the Requested Funds that are the subject of all such Deferred Quarterly Closings shall occur simultaneously on the next available Deferred Funding Date.
(e)Draw Period 2 Deferred Funding. Notwithstanding anything to the contrary in this Agreement, upon the delivery by the Company of any Draw Request with respect to Draw Period 2 (any such notice, a “Draw Period 2 Request”), the Investor may elect, in its sole discretion, exercisable by written notice to the Company, to defer funding of up to [***] of the Requested Funds (an “Draw Period 2 Deferral”) until [***]. Upon Investor’s election of a Draw Period 2 Deferral, the closing of the transactions resulting in payment of the Requested Funds that are the subject of the Draw Period 2 Deferral shall be made on the following schedule: (i) [***] of the Requested Funds on [***] and (ii) [***] of the Requested Funds on each of the next Quarterly Closing Dates until the Company has issued, and the Investor has purchased, the aggregate Requested Funds that are the subject of the Draw Period 2 Deferral via the purchase and sale of Original Notes (or if applicable, shares of the Company’s capital stock); provided, however, the Investor may, in its sole discretion, waive the deferral described in this Section 2.1(e) such that, with respect to any Draw Request, one hundred percent (100%) of the Requested Funds that are the subject of the Draw Period 2 Deferral are issued via the purchase and sale of Original Notes (or if applicable, shares of the Company’s capital stock) at a single closing on [***]. The Investor’s right to defer pursuant to this Section 2.1(e) shall apply to any and all Draw Period 2 Requests delivered by the Company; in no event shall the Investor’s right to defer be limited or only applicable to one such Draw Period 2 Request.
(f)Series G Financing Investment. Within ten (10) days following the date on which both (i) the ROFO Waiver is obtained and in effect, and (ii) the Company has filed a duly authorized Amended and Restated Certificate of Incorporation authorizing for issuance a sufficient number of shares of Series G-2 Preferred Stock, the Investor shall purchase and the Company shall sell to the Investor, [***] shares of Series G-2 Preferred Stock in connection with, and as a part of, the Company’s Series G Financing (the “Series G-2 Closing”) (and, for the avoidance of doubt, the Investor’s payment of the aggregate purchase price for such shares of Series G-2 Preferred Stock, and the resulting issuance by the Company of the shares of Series G-2 Preferred Stock, shall not be subject to any delayed funding as otherwise set forth in Section 2.1(b) or Section 2.1(d)); provided, that (A) the Investor shall not be required to initiate the payment for its shares of Series G-2 Preferred Stock if the Series G-2 Closing occurs on a date that is during the last ten (10) Business Days prior to the last Business Days of a fiscal quarter of the Investor’s ultimate parent, Alphabet Inc. (provided, however, that the Investor covenants it shall initiate the payment for its shares of Series G-2 Preferred Stock on the first Business Day of the following fiscal quarter), (B) [***] and (C) [***]. The Investor shall execute and deliver the Series G Financing Documents in connection therewith.
(g)Pre-IPO Equity Option.
(i)Subject to Section 2.2(e), prior to an Initial Public Offering, at the Investor’s election, at any Closing, the Investor (or a controlled Affiliate thereof) may either (i) purchase the then-most recently issued Non-Voting Preferred Stock, a new series of Non-Voting Preferred Stock on terms substantially similar to the terms of the then-most recently issued series of Preferred Stock, except for the [***] (such right pursuant to this clause (i), the “Pre-IPO Equity Option”) or (ii) be issued Original Notes in accordance with this Agreement.
(ii)Should the Investor elect the Pre-IPO Equity Option (A) if the Company has consummated the initial closing of an Equity Financing within ninety (90) days prior to a Quarterly Closing Date, the Company shall sell and the Investor shall purchase that number of Non-Voting Preferred Stock sold in such most recent Equity Financing equal to the quotient of (1) such amount of funds to be drawn as set forth in the applicable Draw Request, divided by (2) the Lowest Price Per Share, or (B) if clause (A) is not applicable, the Company and the Investor shall each use reasonable best efforts and negotiate in good faith regarding the investment (including the terms of the Investor’s purchase of N-Class Common Stock in the case of a Post-Preferred Conversion (as defined below)), including the price per share (which shall be based on fair market value at the then-current equity value of the Company) and the other terms (such scenarios under this clause (B), a “No Recent Round Investment”); provided, that, in the case of either (A) or (B), any remaining portion of the Requested Funds is not so funded by the Investor pursuant to a purchase of equity in connection with the Pre-IPO Equity Option due to the limitations set forth in Section 2.2(e) shall instead be funded pursuant to the issuance of a Roll-Over Note. Notwithstanding anything in this Agreement to the contrary, regardless as to whether the Company has submitted a Draw Request at any point during any calendar quarter, the Investor may, no earlier than thirty (30) days prior to a Quarterly Cut-Off Date, notify the Company that the Investor anticipates exercising its Pre-IPO Equity Option in accordance with Section 2.1(c)(ii), in which case, the Company and the Investor shall begin discussions in good faith regarding the terms of the investment, including the price per share (which shall be based on fair market value at the then-current equity value of the Company) and the other terms.
(iii)In the case of a No Recent Round Investment, if, despite each party using reasonable best efforts and negotiating in good faith, the Investor and the Company are unable to finalize the terms of such No Recent Round Investment prior to the next scheduled Quarterly Closing Date, the Investor shall remain obligated to fund the amount as set forth in the applicable Draw Request, however, despite the Investor’s Pre-IPO Equity Option election, such funding shall be in the form of an Original Note as otherwise contemplated by this Agreement and as though the Investor had not elected a Pre-IPO Equity Option.
(iv)[***].
(v)If the Investor elects the Pre-IPO Equity Option and, as of such election the Company has no shares of Preferred Stock outstanding (a “Post-Preferred Conversion”), rather than receive the then-most recently issued Non-Voting Preferred Stock or a new series of Non-Voting Preferred Stock, the Company shall instead issue to the Investor shares of the Company’s N-Class Common Stock as negotiated between the parties in accordance with Section 2.1(g)(ii). Thereafter, the Company shall not otherwise issue shares of Preferred Stock to any other potential purchasers prior to an Initial Public Offering, unless the Company gives the Investor an opportunity to exchange its shares of N-Class Common Stock into the shares of Preferred Stock issued to such other purchasers.
(h)Acceleration Options.
(i)Pre-IPO Equity Financing Acceleration Option. Subject to (i) the Company obtaining the ROFO Waiver and such ROFO Waiver remaining in full force and effect, and (ii) Section 2.2(e), prior to an Initial Public Offering, upon each Equity Financing, in addition to the conversion of any Notes in accordance with the terms of this Agreement, the Investor shall have the right (but not the obligation) to purchase up to [***] (the amount so elected, the “Equity Financing Acceleration Amount”) of Non-Voting Preferred Stock sold in such Equity Financing. At least ten (10) Business Days prior to the initial closing of any Equity Financing, the Company shall notify the Investor in writing of the terms under which capital stock of the Company will be sold in such financing. The Investor shall have the option to participate in such Equity Financing by providing written notice to the Company of such election no later than five (5) Business Days before the anticipated date of the initial closing indicated in the notice provided by the Company pursuant to this section, which such notice from the Investor shall specify the dollar amount the Investor so elects to purchase (the “Equity Financing Acceleration Option”). The Investor shall purchase that number of shares of Non-Voting Preferred Stock equal to the quotient of (i) the Equity Financing Acceleration Amount divided by (ii) the Lowest Price Per Share (and, for the avoidance of doubt, the Investor’s payment of the aggregate purchase price for such shares of Non-Voting Preferred Stock, and the resulting issuance by the Company of the shares of Non-Voting Preferred Stock, shall not be subject to any delayed funding as otherwise set forth in Section 2.1(b)). [***] For the avoidance of doubt, the Investor may elect its Equity Financing Acceleration Option with respect to more than one Equity Financing, however, in no event shall the Equity Financing Acceleration Amount exceed $[***]. To the extent the Investor exercises any Equity Financing

Acceleration Option, the Investor shall have no obligation to fund amounts that are requested as part of any subsequent Draw Request until the Requested Funds exceed the value of the Aggregate Acceleration Amount actually funded by the Investor prior to such date.
(ii)IPO Acceleration Option. Subject to (i) the Company obtaining the ROFO Waiver and such ROFO Waiver remaining in full force and effect, and (ii) Section 2.2(e), in connection with an Initial Public Offering, in addition to the conversion of any Notes in accordance with the terms of this Agreement, the Investor shall have the right (but not the obligation) to purchase up to $10,000,000,000 (the amount so elected, the “IPO Acceleration Amount”) worth of shares of N-Class Common Stock by delivering written notice to the Company at least twenty (20) days prior to the effective date of the Initial Public Offering, which such notice shall specify the dollar amount the Investor so elects to purchase (the “IPO Acceleration Option”); provided, that in no event shall the IPO Acceleration Amount exceed $10,000,000,000. The Investor shall purchase that number of shares of N-Class Common Stock equal to the quotient of (i) the IPO Acceleration Amount divided by (ii) the IPO Price (and, for the avoidance of doubt, the Investor’s payment of the aggregate purchase price for such shares of N-Class Common Stock, and the resulting issuance by the Company of the shares of N-Class Common Stock, shall not be subject to any delayed funding as otherwise set forth in Section 2.1(b)). To the extent the Investor exercises the IPO Acceleration Option, the Investor shall have no obligation to fund amounts that are requested as part of any subsequent Draw Request until the Requested Funds exceed the value of the Aggregate Acceleration Amount actually paid by the Investor prior to such date. For the avoidance of doubt, the IPO Acceleration Amount shall be sold and issued in private placement concurrent with the Initial Public Offering and shall be at the IPO Price, but shall not be part of the underwritten Initial Public Offering itself, unless otherwise agreed between the Company and the Investor.
(iii)Aggregate Acceleration Amount. As used herein, “Aggregate Acceleration Amount” shall mean, as of any date of determination, the aggregate amount actually funded by the Investor pursuant to (x) the Equity Financing Acceleration Option (whether pursuant to one or more Equity Financings) and (y) the IPO Acceleration Option. In no event shall the Aggregate Acceleration Amount exceed $[***].
(i)Post-IPO Issuances. Subject to Section 2.2(e), following an Initial Public Offering, at the Investor’s election, at any Closing, the Investor (or a controlled Affiliate thereof) may either (i) purchase a convertible promissory note with a principal amount corresponding to the amount as set forth in the applicable Draw Request, with such convertible promissory note to be on terms and conditions to be mutually agreed by the Investor and the Company, each using reasonable best efforts and negotiating in good faith (a “Post-IPO Note Option”), or (ii) purchase in a private placement an amount of the Company’s N-Class Common Stock equal to the quotient of (A) the funds to be drawn as set forth in the applicable Draw Request, divided by (B) the VWAP Price; provided, that any remaining portion of the funds to be drawn as set forth in the applicable Draw Request that is not so funded by the Investor in exchange for the purchase of N-Class Common Stock due to the limitations set forth in Section 2.2(e) shall instead be funded pursuant to the issuance of a Roll-Over Note. In the case of a Post-IPO Note Option, if, despite each party using reasonable best efforts and negotiating in good faith, the Investor and the Company are unable to finalize the terms of such Post-IPO Note Option prior to the next scheduled Quarterly Closing Date, the Investor shall remain obligated to fund the amount as set forth in the applicable Draw Request, however, despite the Investor’s Post-IPO Note Option election, such funding shall be via the purchase of the Company’s N-Class Common Stock, pursuant to clause (ii) of the first sentence of this Section 2.1(i). Any purchase by the Investor (or Affiliate) of N-Class Common Stock pursuant to this Section 2.1(i) shall be subject to the terms and conditions of a stock purchase agreement in form attached as Exhibit C hereto (the “Post-IPO Stock Purchase Agreement”).
(j)Outside Date; Termination of Closing Obligation. Notwithstanding anything to the contrary set forth herein, if any Closing has not occurred by December 31, 2030 for any reason (subject to the payment schedule set forth in Section 2.1(b) for any timely Draw Request delivered by the Company on or prior to December 31, 2030), the Investor’s obligation to consummate any Closing and purchase the applicable Original Note (or if applicable, shares of the Company’s capital stock) shall automatically terminate.
2.2Conversion of the Notes.
(a)Qualified Financing.
(i)[***]

(ii)Subject to Section 2.2(e), any outstanding Roll-Over Notes shall automatically convert at the initial closing of each Qualified Financing; provided, that (x) if any outstanding Roll-Over Notes are unable to convert in such Qualified Financing as a result of the Ownership Threshold set forth in Section 2.2(e), the Roll-Over Notes shall convert in order of their issuance by the Company and (y) any outstanding Original Notes shall convert prior and in preference to any outstanding Roll-Over Notes, in each case until the Investor’s aggregate ownership of the Company has reached the Ownership Threshold. If at the initial closing of the Qualified Financing the full conversion of any Note is limited by Section 2.2(e) and there are subsequent closings of such Qualified Financing at which time additional portions of a Note may convert without exceeding the Ownership Threshold (as defined herein), the Company shall provide notice to the Investor within five (5) Business Days following the date of the Final Closing for such Qualified Financing (such notice, the “Qualified Closing Notice”). Any then outstanding Roll-Over Notes shall automatically convert, in the same order and preference as described above, on the date that is five (5) Business Days following the date of the Qualified Closing Notice, subject to and otherwise in compliance with Section 2.2(e).
(b)Change of Control; Initial Public Offering.
(i)In the event of a Change of Control other than an Initial Public Offering prior to full payment of any outstanding Note, at the Investor’s election, either (A) the Company shall pay the Investor cash in an amount equal to (1) one hundred and twenty-five percent (125%) of the then-outstanding principal amount due under any such Note plus (2) all accrued and unpaid interest under any such Note; or (B) all outstanding principal and unpaid accrued interest due on any such Note shall be converted into Conversion Shares at the Conversion Price immediately prior to the closing of such Change of Control, subject to Section 2.2(e).
(ii)In the event of an Initial Public Offering prior to full payment or conversion of any outstanding Note, all outstanding principal and unpaid accrued interest due on any such Note shall be converted into Conversion Shares at the Conversion Price immediately prior to the closing of the Initial Public Offering, subject to Section 2.2(e).
(iii)In the case of any conversion pursuant to Section 2.2(b)(i) or Section 2.2(b)(ii) above, the number of Conversion Shares to be issued upon conversion shall be equal to the quotient, obtained by dividing (x) the outstanding principal and unpaid accrued interest due under any such Note on the date of the conversion by (y) the Conversion Price, subject to Section 2.2(e). Additionally, in the case of any conversion pursuant to Section 2.2(b)(i) or Section 2.2(b)(ii) above in which one or more Notes are converting and all such Notes are unable to convert as a result of the Ownership Threshold set forth in Section 2.2(e), (A) the Roll-Over Notes shall convert in order of their issuance by the Company and (B) the outstanding Original Notes shall convert prior and in preference to any outstanding Roll-Over Notes, in each case until the Investor’s aggregate ownership of the Company has reached the Ownership Threshold. For the avoidance of doubt, no Roll-Over Notes shall be issued pursuant to Section 2.2(e) in connection with the issuance of Conversion Shares pursuant to Section 2.2(b)(i) above, and any Balance remaining under such Note after giving effect to the issuance of Conversion Shares pursuant to Section 2.2(b)(i) shall instead be immediately cancelled in exchange for the Company’s payment of the cash amount equal to such remaining Balance to the Investor pursuant to Section 2.2(b)(i)(A) at the consummation of the Change of Control.
(iv)The Investor shall be entitled to elect different treatment of distinct Notes pursuant to Section 2.2(b)(i) if multiple Notes are outstanding at the time of the applicable Change of Control.
(v)Further, in the event any outstanding Note is converted into Conversion Shares in connection with a Change of Control pursuant to Section 2.2(b)(i), then solely for purposes of allocating any consideration payable to holders of capital stock in connection with the consummation of such Change of Control, (A) such Conversion Shares shall receive not less than the per share consideration payable to holders of the Company’s Voting Common Stock and (B) if the per share consideration payable to holders of the Conversion Shares is less than the per share consideration payable to holders of the Company’s Voting Common Stock, the Conversion Shares shall be treated as Voting Common Stock solely for the purposes of calculating the distribution of such consideration. For avoidance of doubt, no Conversion Shares issued upon conversion of any outstanding Notes shall be entitled to a vote on any matter submitted to stockholders for approval in connection with such Change of Control (except as required by law or expressly set forth in the Restated Certificate).
(c)Non-Qualified Financing. [***]

(d)Post-IPO Quarterly Conversion. Subject to Section 2.2(e), in the event any Roll-Over Note remains outstanding following an Initial Public Offering or any Roll-Over Note is issued following an Initial Public Offering, any such Roll-Over Notes shall automatically convert, in a private placement pursuant to the execution of a Post-IPO Stock Purchase Agreement, into Conversion Shares at the closing of each calendar quarter of the Company following the Initial Public Offering at a price per share equal to the applicable Conversion Price for such Roll-Over Note (each such conversion, a “Quarterly Conversion”). Additionally, in the event all such Roll-Over Notes are unable to convert pursuant to this Section 2.2(d) as a result of the Ownership Threshold, the outstanding Roll-Over Notes shall convert in order of their issuance by the Company, in each case until the Investor’s aggregate ownership of the Company has reached the Ownership Threshold.
(e)Ownership Cap. Notwithstanding anything to the contrary in this Agreement, unless the Investor provides written notice to the Company electing otherwise in accordance with this Section 2.2(e), the Investor’s aggregate ownership of the Company (or any successor of the Company) following the Investor’s purchase of capital stock of the Company, or conversion of any Note issued pursuant to this Agreement in connection with an Equity Financing, Change of Control or Quarterly Conversion shall not exceed 14.99% of the Fully Diluted Capitalization (the “Ownership Threshold”). If the full principal and unpaid accrued interest (the “Balance”) of any Note cannot be converted without exceeding the Ownership Threshold, then such portion of the Balance as would cause the Investor to receive Conversion Shares of the Company equal to the Ownership Threshold shall be converted into Conversion Shares pursuant to the terms set forth herein and, for any remaining Balance outstanding under such Original Note (the “Roll-Over Amount”), in the case of a Conversion Equity Financing, Initial Public Offering or Quarterly Conversion only, the Company shall execute and issue a new Note in the aggregate principal amount of the Roll-Over Amount and in substantially identical form to the Original Notes (a “Roll-Over Note”) immediately following the applicable closing of such Conversion Equity Financing, Initial Public Offering or Quarterly Conversion; provided that, (x) the interest rate applicable to any Roll Over Note shall be 0.00%; (y) the Conversion Price applicable to any Roll-Over Note shall be equal to the Conversion Price first used to convert any portion of the Balance of the Original Notes, provided, however, the Conversion Price applicable to any Roll-Over Note issued in connection with Investor’s Pre-IPO Equity Option or purchase of N-Class Common Stock post-Initial Public Offering pursuant to Section 2.1(i), shall be the purchase price of the capital stock of the Company so purchased when such Roll-Over Note was originally issued; and (z) the maturity date for any Roll-Over Note shall be the date that is [***] from the date of issuance of the Original Notes (or in the case of the issuance of a Roll-Over Note pursuant to Section 2.1(g) or Section 2.1(i), ten (10) years from the date of issuance of the capital stock such Roll-Over Note is issued in connection with). For purposes of clarity, in the event that the conversion of the Original Notes is triggered by a Conversion Equity Financing or an Initial Public Offering and none of the Balance is able to convert due to the Ownership Threshold, then the Original Notes shall be canceled, and a Roll-Over Note shall be issued in replacement of the Original Notes in the amount of the full Balance. Notwithstanding the foregoing, the Investor shall have the option to invest in any Equity Financing, or convert any Note’s Balance in an amount as would cause the Investor to receive shares of the Company’s capital stock that would result in the Investor exceeding the Ownership Threshold if the Investor provides written notice to the Company prior to the applicable closing of the Equity Financing or effective date of the Change of Control or Quarterly Conversion; provided that in the case of a Conversion Equity Financing, Change of Control or Quarterly Conversion, the applicable Note shall convert up to such amount as stated in the written notice and the Roll-Over Amount, if any, shall be treated as provided in this Section 2.2(e). If the Balance of any Roll-Over Note cannot be converted pursuant to Section 2.2(a), Section 2.2(c), Section 2.2(b)(ii) or Section 2.2(d) without exceeding the Ownership Threshold, then such portion of the Balance as would cause the Investor to receive Conversion Shares of the Company equal to the Ownership Threshold shall be converted into Conversion Shares pursuant to the terms set forth herein and a subsequent Roll-Over Note shall be issued for any remaining Balance outstanding under such Roll-Over Note in accordance with this Section 2.2(e).
(f)No Fractional Shares. Upon the conversion of each Note into Conversion Shares, in lieu of any fractional shares to which the Investor would otherwise be entitled, the total number of Conversion Shares shall be rounded down to the next nearest whole share.
(g)Mechanics of Conversion. The Company shall not be required to issue or deliver notices of issuance evidencing the Conversion Shares until the Investor has surrendered the applicable Note to the Company. Such conversion shall be deemed to have occurred concurrently with the respective closing of the Conversion Equity Financing, Change of Control, or Quarterly Conversion. The Investor shall surrender the applicable Note to the Company and deliver to the Company any documentation reasonably required by the Company including, in the case of a Qualified Financing or a Non-Qualified Financing, all financing documents executed by the investors in connection with such Qualified Financing or Non-Qualified Financing; provided, that, the Company will not subject the Investor to, or require the Investor to enter into any agreements that subject the

Investor to any non-competition, non-solicitation, non-hire provisions or similar restrictive covenants (other than customary covenants regarding confidentiality). The notices of issuance for shares of capital stock issuable upon conversion of the applicable Note shall be made without charge to the Investor for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of such shares of capital stock. Upon conversion of the applicable Note, the Company shall take all such actions as are necessary in order to ensure that the capital stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable. If the Investor cannot locate or produce any Note, the Company will provide, without cost to the Investor, a reasonable form of lost security affidavit and reissue the applicable Note, provided that the Investor shall indemnify and hold harmless the Company from any third-party claims arising out of the chain of ownership of any originally issued note instrument.
2.3Post-IPO Option to Convert to Transfer Stock. In the event that the Investor will hold any shares of N-Class Common Stock or any other non-voting securities of the Company upon or following the consummation of an Initial Public Offering, the Company shall, prior to or in connection with the consummation of the Initial Public Offering, cause any such shares of N-Class Common Stock or other non-voting securities of the Company to be convertible into shares of Transfer Stock (as defined below) automatically upon a transfer of such shares of N-Class Common Stock or other non-voting securities of the Company by the Investor to a Disinterested Party (as defined below), provided that such Disinterested Party agrees to be bound by any lock-up, market stand-off or similar provisions that apply to the Investor at the time of such transfer. If the Investor is not bound by any lock-up, market stand-off or similar provisions at the time of the transfer, the Company will use its reasonable best efforts to require its transfer agent for the Transfer Stock to effect settlement of any transferred Transfer Stock to the Disinterested Party’s applicable brokerage account or registered account with the transfer agent within two trading days following the trade date for the transfer; provided that such Transfer Stock may only be transferred in accordance with the immediately preceding clause if such Transfer Stock has been registered for resale or may be transferred pursuant to Rule 144 or another applicable exemption from registration. Upon the consummation of, and at all times following the consummation of the Initial Public Offering, the Company shall reserve and keep available out of its authorized but unissued shares of applicable Transfer Stock, solely for the purpose of effecting the conversion of the shares of N-Class Common Stock or any other non-voting securities of the Company upon or following the consummation of an Initial Public Offering, such number of shares of applicable Transfer Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of N-Class Common Stock or any other non-voting securities of the Company into shares of Transfer Stock. [***] In connection with the Initial Public Offering, the Company shall adopt revisions to the Restated Certificate in a form reasonably acceptable to the Investor to permit the conversion of N-Class Common Stock to Voting Common Stock to effectuate the transactions contemplated by this Section 2.3; provided, however, if the N-Class Common Stock is sold to the public in the Initial Public Offering and is at the time of any proposed transfer listed for trading on a national securities exchange, such revisions shall not be required, unless and until such class of stock is no longer listed for trading on a national securities exchange.
2.4Company Revenue Attainment. Beginning on the Draw Period 2A Commitment Effective Date, upon the Investor’s reasonable request (not to exceed once per calendar quarter), the Company shall provide the Investor the then-applicable Company Revenue Attainment Percentage.
2.5Liquidation Preference. [***].
3.Maturity Date Redemption. Without any action on the part of the Investor, in the event that any portion of outstanding principal or accrued and unpaid interest on the applicable Note has not been converted into Conversion Shares on the Maturity Date, then such amount shall be redeemed by the Company in cash on the Maturity Date.
4.Closing Conditions.
4.1Conditions to the Investor’s Obligations at each Closing. The obligations of the Investor to the Company under this Agreement at each Closing, are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived by the Investor in its sole discretion:
(a)Fundamental Representations and Warranties. The representations and warranties of the Company contained in [***] shall be true and correct in all respects on and as of each Closing.
(b)No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

(c)Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company in connection with such Closing on or before such Closing.
(d)No Payment Breach. The Company shall not have failed to pay any amounts due and payable to the Investor or any controlled Affiliate thereof pursuant to any Investor Agreement in excess of $[***] in the aggregate for a period of greater than [***] days; provided that this provision may be immediately cured by payment of such amounts due and payable.
(e)Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities to be issued at a Closing pursuant to this Agreement shall be obtained and effective as of the Closing.
(f)[***]
(g)Other Agreements. (i) No Investor Agreement shall have been terminated, other than pursuant to (A) expiration of the applicable Investor Agreement’s term (whether or not any renewal option was available), (B) any termination by the Investor of an Investor Agreement other than for cause or (C) any termination by the Company of an Investor Agreement pursuant to the terms thereof for cause and (ii) the Company shall not be in material breach of any Investor Agreement; provided, however, that if such material breach is capable of being cured by the Company, the Company shall have an opportunity to cure such material breach for a period of thirty (30) days following notice delivered by the Investor to the Company describing such material breach, and only upon satisfactory cure of the material breach, as determined by the Investor, the Closing shall occur pursuant to the terms and subject to the conditions of this Agreement.
(h)Third Party Compute Agreement and Capacity Lease Agreement. Solely with respect to Draw Requests submitted pursuant to Section 2.1(a)(i), no Third Party Compute Agreement or Capacity Lease Agreement shall have been terminated.
(i)ROFO Waiver; Registration Rights. The Company shall have obtained the ROFO Waiver and such ROFO Waiver shall continue to be in full force and effect. The Company shall have executed the Registration Rights Agreement and such Registration Rights Agreement shall continue to be in full force and effect.
4.2Conditions to the Company’s Obligations at each Closing. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment, on or before a Closing, of each of the following conditions, unless otherwise waived by the Company in its sole discretion:
(a)The representations and warranties made by the Investor in Section 6 hereof shall be true and correct in all respects on and as of such Closing.
(b)All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of such Closing.
(c)The Company shall have obtained the ROFO Waiver and such ROFO Waiver shall continue to be in full force and effect.
5.Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that except as set forth on a Disclosure Schedule attached as Exhibit D to this Agreement (the “Disclosure Schedule”), the following representations are true and complete as of the Effective Date, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 5, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 5 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections:
5.1Organization, Good Standing and Qualification. The Company is a public benefit corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
5.2Capitalization. The authorized capital stock of the Company consists of:
(a)875,738,261 shares of Preferred Stock, of which 48,574,420 shares have been designated Series A Preferred Stock, [***] of which are issued and outstanding, 87,430,352 shares have been designated Series B Preferred Stock, [***] of which are issued and outstanding, 26,397,182 shares have been designated Series C-1 Preferred Stock, [***] of which are issued and outstanding, 13,361,719 shares have been designated Series C-2 Preferred Stock, [***] of which are issued and outstanding, 35,012,753 shares have been designated Series D-1 Preferred Stock, [***] of which are issued and outstanding, 4,443,769 shares have been designated Series D-2 Preferred Stock, [***] of which are issued and outstanding, 4,999,250 shares have been designated Series D-3 Preferred Stock, [***] of which are issued and outstanding, 63,610,106 shares have been designated Series E-1 Preferred Stock, [***] of which are issued and outstanding, 95,281,934 shares have been designated Series E-2 Preferred Stock, [***] of which are issued and outstanding, 12,664,555 shares have been designated Series E-3 Preferred Stock, [***] of which are issued and outstanding, 15,342,945 shares have been designated Series E-4 Preferred Stock, [***] of which are issued and outstanding, 24,243,584 shares have been designated Series E-5 Preferred Stock, [***] of which are issued and outstanding, 92,219,720 shares have been designated Series F-1 Preferred Stock, [***] of which are issued and outstanding, 20,739,866 shares have been designated Series F-2 Preferred Stock, [***] of which are issued and outstanding, 92,615,316 shares have been designated Series G-1 Preferred Stock, [***] of which are issued and outstanding, 30,871,772 shares have been designated Series G-2 Preferred Stock, [***] of which are issued and outstanding, 125,034,583 shares have been designated Series G-3 Preferred Stock, [***] of which are issued and outstanding, 3,321,638 shares have been designated Series G-4 Preferred Stock, [***] of which are issued and outstanding and 79,572,797 shares have been designated Series G-5 Preferred Stock, [***] of which are issued and outstanding.
(b)1,548,000,000 shares of Common Stock, of which 938,411,335 shares have been designated Voting Common Stock, [***] shares of which are issued and outstanding, and 609,588,665 shares have been designated N-Class Common Stock, [***] of which are issued and outstanding.
(c)1,000 shares of Class T Common Stock, [***] of which are issued and outstanding.
(d)The rights, preferences and privileges of the Preferred Stock are as stated in the Restated Certificate. All of the outstanding shares of Common Stock and Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.
(e)The Company has reserved [***] shares of Voting Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its Amended and Restated 2021 Stock Plan duly adopted by the Board of Directors and approved by the Company’s holders of outstanding voting stock (the “Stock Plan”). Of such reserved shares of Voting Common Stock, [***] shares have been issued pursuant to restricted stock purchase agreements, [***] shares have been issued pursuant to the exercise of options and are currently outstanding, [***] of which have been repurchased, [***] restricted stock units and options to purchase shares have been granted and are currently outstanding, and [***] shares of Voting Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.
(f)The Company has reserved [***] shares of N-Class Common Stock for issuance pursuant to its Donation Match Plan duly adopted by the Board of Directors (the “Donation Match Plan”), [***] of which shares of N-Class Common Stock remain available for issuance pursuant to the Donation Match Plan.
(g)Except for the conversion privileges of the Notes to be issued under this Agreement, the Preferred Stock, and the outstanding options or restricted stock units issued pursuant to the Stock Plan, and except as set forth in the Rights Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock. None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any event. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.
(h)The issuance of the Note, or its subsequent conversion into Conversion Shares, will not be subject to the preemptive rights of any stockholder of the Company, and to the extent such preemptive rights exist, the Company has obtained valid waivers of any such rights from the other parties, except that the Company has not obtained the ROFO Waiver as of the Effective Date.
5.3Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity other than subsidiaries that are wholly-owned (or substantially wholly owned other than de minimis holdings of a second holder as may be required by non-U.S. law). The Company is not a participant in any joint venture, partnership or similar arrangement.
5.4Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the authorization, sale, issuance and delivery of the Notes, the shares of the Company’s capital stock issuable on conversion thereof, and the performance of all obligations of the Company hereunder and under the Notes has been taken or will be taken prior to the Effective Date, except that (i) the Company has not obtained the necessary corporate approval for the authorization of any shares of Preferred Stock (or Common Stock of the Company issuable upon conversion of such shares of Preferred Stock) or Common Stock issuable upon conversion of the Notes and (ii) the Company has not obtained the ROFO Waiver as of the Effective Date. This Agreement and the Notes, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
5.5Disqualification. The Company is not disqualified from relying on Rule 506 of Regulation D (“Rule 506”) under the Securities Act for any of the reasons stated in Rule 506(d) in connection with the issuance and sale of the Notes to the Investor. The Company has furnished to the Investor, a reasonable time prior to the date hereof, a description in writing of any matters that would have triggered disqualification under Rule 506(d) but which occurred before September 23, 2013, in each case, in compliance with the disclosure requirements of Rule 506(e).
5.6Approvals. Assuming the accuracy of the representations made by the Investor in Section 6 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable state securities laws and Regulation D of the Securities Act.
5.7Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or, to the Company’s knowledge, any Founder, director or officer of the Company including, without limitation, any claims involving the prior employment of any of the foregoing or their services provided in connection with the Company’s business other than matters occurring in the ordinary course of business that are not expected to have, either individually or in the aggregate, a Material Adverse Effect; or (ii) against the Company that questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated herein; or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of Founders, officers or directors, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.
5.8Intellectual Property.
(a)To the Company’s knowledge, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, applications or registrations for any of the foregoing, data, trade secrets, licenses, information and proprietary rights and processes, similar or other intellectual property rights, including subject matter and tangible embodiments of any of the foregoing, owned or used by the Company or necessary for its business as currently conducted and as currently proposed to be conducted (the “Company Intellectual Property”) without any conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold by the Company violates any license or infringes any intellectual property rights, and no product or service proposed to be marketed or sold by the Company as of the date of this Agreement will violate any license or will infringe any intellectual property rights, of any other party.
(b)There are no outstanding options, licenses, agreements, claims, encumbrances, or shared ownership interests of any kind relating to the Company Intellectual Property owned or purported to be owned by the Company (“Company-Owned Intellectual Property”), and the Company is not a party to any licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes or intellectual property rights of any other person or entity, in each case, other than: (i) licenses of the Company’s products and services entered into in the ordinary course of business that do not materially restrict the Company’s ability to operate its business, (ii) license to the Company of third-party products and services that are not material to the Company’s ability to operate its business, (iii) licenses to Open Source Software (as defined below), (iv) agreements that include a license for the incidental use trademarks, service marks or symbols, including for marketing or promotional purposes, where such license is not the primary purpose of the agreement, and (v) licenses pursuant to a Confidential Information and Invention Assignment Agreement (as defined below).
(c)The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. The Company is not aware that any other person or entity is engaging in any activity or business that conflicts or will conflict with, infringes or will infringe, or misappropriates or will misappropriate the Company’s rights in and to Company Intellectual Property.
(d)Each current and former employee and consultant has assigned to the Company all intellectual property rights he, she or it owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as proposed, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. No current or former employee or officer of the Company has excluded works or inventions from his or her agreements from the Company that are used in or necessary for or material to the Company’s business, nor does the Company believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company.
(e)To the Company’s knowledge, the Company has not embedded, used, distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products, services or proprietary software that the Company has made available (or intends to make available as of the date of this Agreement) in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires (i) any Company Intellectual Property be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (iii) the creation of any obligation for the Company with respect to Company-Owned Intellectual Property, or the grant to any third party of any rights or immunities under Company-Owned Intellectual Property; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company-Owned Intellectual Property, excluding those related to attribution.
(f)No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company-Owned Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property has performed services for the government or any university, college or other educational institution or research center in a manner that, in each case, would affect the Company’s rights in or to such Company Intellectual Property.
(g)The Company has used commercially reasonable efforts to identify and remove from any software that is Company-Owned Intellectual Property any back door, time bomb, drop dead device, virus, Trojan horse, worm, or other software routine or hardware component designed to permit unauthorized access to disable, erase, or otherwise harm software, hardware, or data, whether automatically with the passage of time or under the positive control of an entity or person other than the user of the software or program. To the Company’s knowledge, all software that is Company-Owned Intellectual Property has been developed and maintained by the Company in material accordance with the Company’s contractual obligations to its customers and end users and the Company’s public written statements regarding the Company’s artificial intelligence and software development processes and mandates.
5.9Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture, mortgage, lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (iv) of any provision of federal or state statute, rule or regulation applicable to the Company, in the case of (iii) and (iv), the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.
5.10Agreements; Actions.
(a)Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of restricted stock units and options to purchase shares of the Company’s Common Stock, in each instance, approved by the Board of Directors, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, Affiliates, or any Affiliate thereof, or the Founders or any Affiliate thereof. The Company is not indebted, directly or indirectly, to any of its officers or directors, or the Founders, or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of the Company’s officers or directors, or the Founders, or any members of their immediate families, are, directly or indirectly, indebted to the Company (other than in connection with purchases of the Company’s stock) or, to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that officers, directors, Founders and/or holders of capital stock of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the Company. To the Company’s knowledge, none of the Company’s officers or directors, or the Founders, or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company.
(b)The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed individually in excess of $[***] or in excess of $[***], in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of this Section 5.10(b), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts set forth herein.

(c)The Company is not a guarantor or indemnitor of any indebtedness of any other Person.
(d)The Company has not (i) entered into any convertible promissory notes, or simple agreements for future equity (collectively, “Financing Instruments”) that are outstanding as of the date hereof, or (ii) entered into or is actively negotiating any written agreement to issue any Financing Instruments following the date hereof, except for Financing Instruments that are (A) convertible into shares of capital stock of the Company that have no voting rights for any purpose (other than (1) voting rights that are substantially similar to the voting rights set forth in Article IV(B)(7) of the Restated Certificate, (2) as required by applicable law or (3) the contractual right to convert such shares into Common Stock in connection with a transfer of such capital stock to a non-affiliate following the occurrence of an Initial Public Offering) and (B) convertible into shares of “shadow preferred stock” of the Company that are substantially identical to the standard preferred stock issued to new money purchasers in connection with the closing of the applicable financing in which such Financing Instruments by their terms convert into capital stock of the Company, other than with respect to: (x) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the applicable price per share at which such Financing Instruments convert into capital stock of the Company; and (y) the basis for any dividend rights, which will be based on the applicable price per share at which such Financing Instruments convert into capital stock of the Company.
5.11Financial Statements. The Company has made available to the Investor its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of December 31, 2025 (the “Balance Sheet Date”) (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) applied on a consistent basis throughout the periods indicated, except that the Financial Statements may not contain all footnotes required by US GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business subsequent to the Balance Sheet Date; and (iii) liabilities and obligations of a type or nature not required under US GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.
5.12Employee Matters.
(a)Neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.
(b)To its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment. To the Company’s knowledge, no officer of the Company or Founder will be departing the Company (as an employee or service provider) imminently. Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment. The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Company’s Board of Directors.
5.13Tax Returns and Payments. The Company has duly and timely filed all tax returns and reports as required by law. These returns and reports are complete, true and correct in all material respects. The Company has timely paid all taxes and other assessments due. There have been no examinations or audits of any tax returns or reports of the Company by any applicable federal, state, local or foreign governmental agency.

5.14Employee Agreements. Any employee, consultant and officer of the Company who has been engaged by the Company since March 31, 2023 has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms made available to the Investor (the “Confidential Information and Invention Assignment Agreement”).
5.15Reserved.
5.16Data Privacy.
(a)In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”) by or on behalf of the Company, the Company is and has been, to the Company’s knowledge, in compliance with (i) all applicable laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels), in all material respects, in all relevant jurisdictions and (ii) the Company’s privacy policies and public written statements regarding the Company’s privacy or data security practices, except in each case as would not have a Material Adverse Effect. The Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure.
(b)To the extent the Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, the Company is in material compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder.
(c)The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To the Company’s knowledge, there has been no material occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company such that privacy requirements require or required the Company to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company’s confidential information or trade secrets, except in each case as would not be expected to have a Material Adverse Effect.
5.17Anti-Harassment / Discrimination. No allegation, complaint, charge or claim (formal or otherwise) of harassment on the basis of any protected characteristic under applicable law, including but not limited to sexual harassment, sexual assault, sexual misconduct, discrimination on the basis of any protected characteristic under applicable law or similar behavior (a “Misconduct Allegation”) have been made against any Founder, current or former officer, director, employee, consultant or service provider to the Company or its subsidiaries in their capacity as such or in any other capacity. Neither the Company nor its subsidiaries has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement directly or indirectly relating to any Misconduct Allegation against the Company, its subsidiaries, or any Founder, current or former officer, director, employee, independent contractor, or service provider of the Company or its subsidiaries.
5.18Disclosure. The Company has made available to the Investor all the information reasonably available to the Company that the Investor has requested for deciding whether to enter into the Agreement and acquire the Notes, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to the Investor at the Effective Date and the exhibits attached hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; provided, however, the Company does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Company has not delivered to the Investor, and has not been requested to deliver, a private placement or similar memorandum or any “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the type typically contained therein.

6.Representations and Warranties of the Investor.
6.1Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company as of each Closing that:
(a)Authorization. This Agreement constitutes the Investor’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Investor represents that it has full power and authority to enter into this Agreement.
(b)Purchase Entirely for Own Account. The Investor acknowledges that this Agreement is made with the Investor in reliance upon its representation to the Company that the Non-Voting Preferred Stock, the N-Class Common Stock, the Notes, the Conversion Shares, and any Common Stock issuable upon conversion of the Conversion Shares (collectively, the “Securities”), will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Securities.
(c)Disclosure of Information. The Investor acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.
(d)Investment Experience. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. The Investor also represents it has not been organized solely for the purpose of acquiring the Securities.
(e)Accredited Investor. The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.
(f)Restricted Securities. The Investor understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth in the Registration Rights Agreement and as set forth in the Rights Agreement. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy. The Investor represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect (“Rule 144”), and understands the resale limitations imposed thereby and by the Securities Act.
(g)No Public Market. The Investor understands that no public market now exists for any of the securities issued by the Company, and the Company has made no assurances that a public market will ever exist for the Securities.
(h)Legends. The Investor understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:
(i)“THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED

FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”
(ii)Any legend required by the securities laws of any state to the extent such laws are applicable to the Securities or any securities issued in respect thereof or exchange therefor.
(i)Disqualification. The Investor represents that neither the Investor, nor any person or entity with whom the Investor shares beneficial ownership of Company securities, is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act. The Investor also agrees to notify the Company if the Investor or any person or entity with whom the Investor shares beneficial ownership of Company securities becomes subject to such disqualifications after the date hereof (so long as the Investor or any such person beneficially owns any equity securities of the Company).
(j)Foreign Investors. If the Investor is not a United States person (as defined by Rule 902(k) under the Securities Act), the Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. The Investor’s subscription and payment for, and his or her continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of the Investor’s jurisdiction. The Investor also hereby represents that the Investor is a “United States Person” as defined in Section 7701(a)(30) of the Code.
(k)Foreign Investment Risk Review Modernization Act. The Investor represents that it is not a “foreign person” within the meaning defined in 31 C.F.R. Part 800.
(l)Foreign Investment Regulations. The Investor represents that any consideration to be paid for Securities pursuant to this Agreement does not derive from activity that is or was contrary to law or from a Person or location that is or was the subject of a United States embargo or other economic sanction and that no consideration to be paid for Securities in accordance with this Agreement will provide the basis for liability for any Person under United States anti-money laundering laws or economic sanctions laws. The Investor represents that neither the Investor nor any of its nominees or affiliates is on the specially designated OFAC list or similar European Union watch list.
7.Defaults and Remedies.
7.1Events of Default. Any of the following events shall be considered an “Event of Default” under the Notes:
(a)The Company shall default in the payment of (i) any part of the principal payment when due or (ii) any unpaid accrued interest on any Note within [***] of the date the same becomes due and payable.
(b)The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all or substantially all of the properties of the Company.
(c)Within [***] after the commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or within [***] after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or substantially all of the properties of the Company, such appointment shall not have been vacated.
(d)Any representation or warranty of the Company in this Agreement shall be false, incorrect, incomplete or misleading in any material respect when made or furnished.
(e)The Company shall fail to observe or perform in any material respect any material obligation to be observed or performed by it (other than a breach of the representations and warranties of the Company set forth in Section 5 of this Agreement) under (i) this Agreement or (ii) the Notes, in each case, within [***] after written notice from the Investor to perform or observe such obligation.
(f)The Company experiences a Material Adverse Effect.
7.2Notice. The Company shall promptly notify the Investor upon the occurrence of an Event of Default or if the Company has knowledge of or becomes aware of any such occurrence.
7.3Remedies. Except as set forth herein, upon the occurrence of an Event of Default under Section 7.1 hereof, at the option and upon the declaration of the Investor, and upon written notice to the Company, the entire unpaid principal and accrued and unpaid interest on the Notes shall, without presentment, demand, protest, or notice of acceleration or other requirements of any kind, all of which are hereby expressly waived, be forthwith due and payable, and the Investor may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under the Notes and exercise any and all other remedies granted to it at law, in equity or otherwise. Notwithstanding the foregoing, if such Event of Default (a) is based on Section 7.1(d) hereof; (b) arises solely out of a breach or inaccuracy of Section 5.8(a) or Section 5.16(a) (each, a “Specified Breach”) and (c) does not give rise to any other Event of Default, the Company shall promptly and in good faith use reasonable efforts to remediate the conduct, conditions or circumstances that made the applicable representations and warranties false, incorrect, incomplete or misleading in any material respect when made or furnished and, within [***] of the earlier of (i) the Company’s notice to the Investor pursuant to Section 7.2 hereof and (ii) the Investor’s notice to the Company pursuant to Section 7.3 hereof (such [***], the “Cure Period”), in each case in respect of a Specified Breach, the Company shall deliver to the Investor a notice stating whether the Specified Breach has been remediated and describing the actions taken by the Company to remediate the Specified Breach. If the Company fails to deliver to the Investor prior to the end of the Cure Period a notice stating that the Specified Breach has been remediated (together with a description of the actions taken by the Company to remediate), then the unpaid principal and accrued and unpaid interest on the applicable Notes shall become immediately due and payable in equal monthly installments over [***]; provided, however, that all unpaid principal and accrued and unpaid interest shall become immediately due and payable on the Maturity Date of the applicable Notes.
8.Additional Agreements of the Company
8.1No Commitment for Additional Financing. The Company acknowledges and agrees that the Investor has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than (a) the purchase of the Original Notes (or if applicable, the Company’s capital stock) as set forth herein and subject to the conditions set forth herein and (b) the Series G Financing Investment ((a) and (b) together, the “Committed Financing”). In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by the Investor or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by the Investor or its representatives, and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Investor and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Except for the Committed Financing, the Investor shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.
8.2Reservation of Stock. If at such time when a Note becomes convertible into Conversion Shares, the number of securities of the Company authorized to be issued by the Company is not sufficient to effect the conversion of such Note, the Company shall (i) take such corporate action as may be necessary to increase its authorized but unissued securities as will be sufficient for such purpose and (ii) cause such Conversion Shares to be issued, sold and delivered upon conversion of the applicable Note to be duly and validly issued, fully paid and nonassessable.
8.3ROFO Waiver; Registration Rights Agreement; Charter. The Company shall use reasonable best efforts to (i) obtain the ROFO Waiver, (ii) obtain all required waivers or consents pursuant to the Rights Agreement necessary to enter into and consummate the transactions contemplated by the Registration Rights Agreement (the “Registration Rights Waiver”), (iii) obtain required approvals or consents sufficient to file a duly authorized Amended and Restated Certificate of Incorporation of the Company that authorizes a sufficient number of shares of Series G-2 Preferred Stock for the Company to consummate the Series G-2 Closing, in each case, promptly following the Effective Date and (iv) file such duly authorized Amended and Restated Certificate of Incorporation. Within ten (10) days following the date on which the Registration Rights Waiver is obtained and in effect, the Company shall enter into the Registration Rights Agreement with the Investor.
8.4Tax Treatment. The parties hereto intend that the Notes shall be treated as equity for United States federal and state income tax purposes and shall file all tax returns consistently with the foregoing, except, in each case, to the extent otherwise required by (x) a “determination” as defined in Code Section 1313 or (y) a change in applicable law. The parties hereto further intend that the issuance of the Conversion Shares in exchange for the applicable Notes will qualify as a reorganization described in Section 368(a)(1)(E) of the Code and the parties hereto shall file all tax returns consistently with the foregoing, except, in each case, to the extent otherwise required by (x) a “determination” as defined in Code Section 1313, provided that a party may settle any audit or similar proceeding relating to the tax treatment without being required to litigate such matter before any court, so long as the other party has received prior written notice of such audit or similar proceeding, or (y) a change in applicable law. This Agreement is intended to constitute and is adopted as a plan of reorganization described in Treasury Regulations Section 1.368-2(g) and Section 354(a)(1) of the Code.
9.Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event the parties hereto do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties hereto acknowledge and agree that (i) the parties hereto shall be entitled to seek an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.4 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor the Investor would have entered into this Agreement.
10.Miscellaneous.
10.1Withholding Rights. The Company and its respective agents and representatives shall be entitled to deduct and withhold from any amounts payable to the Investor pursuant to this Agreement or the Note such amounts as may be required to be deducted or withhold therefrom under any provision of the United States federal, state, local or non-United States tax law or under any applicable legal requirement. To the extent that such amounts are so deducted and withheld, such amounts shall be paid to the appropriate governmental authority and treated for all purposes of this Agreement and the Notes, as applicable, as having been paid to the Person to whom or to which such amounts would otherwise have been paid in respect of whom such deduction and withholding was made. To the extent that such amounts are not so deducted and withheld from amounts payable to a Person pursuant to this Agreement or the Note, such Person shall indemnify the Company or other withholding agent for any amounts imposed, together with any related liability, interest and penalties. The Investor shall provide to the Company a properly completed and duly executed IRS Form W-9 and such other tax forms and certifications as requested by the Company.
10.2Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that neither the Company nor the Investor may assign its rights or obligations under this Agreement or the Notes without the prior written consent of the other party; provided further that the Investor may assign this Agreement to its Affiliates that are “United States Persons” within the meaning of Section 7701(a)(30) of the Code in connection with a transfer of the Notes to such Affiliate after providing notice to the Company of any such transfer and in connection with such transfer, such Affiliate shall execute and deliver to the Company a copy of this Agreement (such transfer, an “Affiliate Transfer”). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. For the avoidance of doubt, the Investor shall be entitled to assign, convey or transfer the Notes to an Affiliate pursuant to an Affiliate Transfer without the prior written consent of the Company; provided, however, that notwithstanding anything to the contrary in this Section 10.2, Investor only may assign all or any part of its rights or obligations under this Agreement or the Notes to any Person if the beneficial owner of such assigned obligations and rights is a “United States person” within the meaning of Section 7701(a)(30) of the Code. In all cases, any transfer of a Note may be effected only by surrender of the Note to the Company and either the Notes shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Principal amount and interest shall be solely converted in the name of and paid to the registered holder of the Note, which shall constitute full discharge of the Company’s obligation to pay such principal amount and interest.
10.3Governing Law. This Agreement and the Notes shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
10.4Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement or the Notes except in the Court of Chancery of the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the Notes or the subject matter hereof may not be enforced in or by such court.
10.5Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE NOTES, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
10.6Usury. This Agreement and the Notes issued pursuant to the terms of this Agreement are hereby expressly limited so that in no event whatsoever, whether by reason of deferment or advancement of loan proceeds, acceleration of maturity of the loan evidenced hereby, or otherwise, shall the amount paid or agreed to be paid to the Investor hereunder for the loan, use, forbearance or detention of money exceed the lowest maximum interest rate permitted under applicable law. If at any time the performance of any provision hereof or the applicable Note involves a payment exceeding the limit of the price that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Company and the Investor hereof that all payments under this Agreement or the applicable Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest set forth in the applicable Note, or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal. The provisions of this paragraph shall never be superseded or waived and shall control every other provision of this Agreement and the applicable Note.
10.7Counterparts; Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
10.8Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.9Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 10.9. For the avoidance of doubt, email notice shall be sufficient for all notices required under this Agreement. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to [***], Orrick, Herrington & Sutcliffe LLP, [***].
10.10Finder’s Fee. The Investor represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Company represents that, except as may be set forth on the Disclosure Schedule, it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
10.11Expenses. Each party shall pay its own costs, fees and expenses in connection with the preparation, execution and delivery of this Agreement and the issuance of the securities issuable hereunder.
10.12Entire Agreement; Amendments and Waivers. This Agreement (including all exhibits hereto), the Notes and [***] constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Except as otherwise expressly set forth herein, any term of this Agreement and any Note may be amended and the observance of any term of this Agreement and the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Investor. Any waiver or amendment effected in accordance with this Section 10.12 shall be binding upon each party to this Agreement and each future holder of all such Notes.
10.13Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
10.14Acknowledgement. In order to avoid doubt, it is acknowledged that the Investor shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company issuable upon conversion of the Preferred Stock or as a result of any splits, recapitalizations, combinations or other similar transaction affecting the Common Stock or Preferred Stock underlying the Conversion Shares that occur prior to the conversion of the applicable Note.
10.15Further Assurance. From time to time, the Company shall use its commercially reasonable efforts to execute and deliver to the Investor such additional documents to the Investor as it may reasonably require to carry out the terms of this Agreement and the Notes and any agreements executed in connection herewith or therewith.
10.16Survival. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investor or the Company.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

ANTHROPIC, PBC

By:	/s/ Krishna Rao

Name: Krishna Rao

Title: Chief Financial Officer

Address:

548 Market Street, PMB 90375
San Francisco, CA 94104-5401
SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT FOR
ANTHROPIC, PBC

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

GOOGLE LLC

By:	/s/ Sanjay Kapoor

Name: Sanjay Kapoor

Title: VP, Corporate Development

Address: [***]
SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT FOR
ANTHROPIC, PBC

Annex A
Third Party Compute Providers
[***]

EXHIBIT A
FORM OF DRAW REQUEST
[***]

EXHIBIT B
THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF (COLLECTIVELY, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, PURSUANT TO AN EXEMPTION FROM THE SECURITIES ACT, AND EXCEPT AS PERMITTED UNDER APPLICABLE STATE SECURITIES LAWS.
CONVERTIBLE PROMISSORY NOTE

Date of Issuance

$_________________	_________________
FOR VALUE RECEIVED, Anthropic, PBC, a public benefit corporation (the “Company”), hereby promises to pay to the order of Google LLC (the “Investor”), the principal sum of $[•] (the “Principal Amount”) together with accrued interest thereon from the date of this Convertible Promissory Note (this “Note”) until the date of repayment, subject to earlier repayment or conversion. This Note is issued pursuant to [Section 2.1/2.2(e)] of that certain Note Purchase Agreement dated [•], by and between the Company and the Investor (the “Purchase Agreement”), pursuant to which the Investor has certain additional rights in connection with the issuance of this Note. Capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.
1.Interest. Interest will accrue on the unpaid Principal Amount of this Note outstanding from time to time at the rate of [[[***]/zero] percent ([[***]/0]%)]1 per annum compounded annually computed on the basis of the actual number of days elapsed and a 365-day year. If a Change of Control or a Conversion Equity Financing is consummated, all interest on this Note shall be deemed to have stopped accruing as of a date selected by the Company that is up to four (4) days prior to the signing of the definitive agreement for such Change of Control or Conversion Equity Financing.
2.Principal. Unless earlier converted into Conversion Shares pursuant to Section 2.2 of the Purchase Agreement, the Company will pay the unpaid Principal Amount of this Note then outstanding, plus any accrued and unpaid interest thereon, to the Investor on [•]2 (the “Maturity Date”).
3.Payment. All payments shall be made in lawful money of the United States of America at such place as the Investor may from time to time designate in writing to the Company. Prepayment of the Principal Amount, together with accrued interest, may not be made without the mutual written agreement of the Investor and the Company. The Company hereby waives demand, notice, presentment, protest and notice of dishonor. Any amount that is repaid or prepaid may not be re-borrowed. Any amounts due and payable hereunder will be sent by wire transfer in accordance with instructions delivered to the Company by the Investor.
4.Security. This Note is a general unsecured obligation of the Company.
5.Liquidation Preference. [***].
6.Conversion of the Notes. This Note and any amounts due hereunder shall be convertible into Conversion Shares in accordance with the terms of Section 2.2 of the Purchase Agreement. As promptly as practicable after the conversion of this Note, the Company at its expense shall issue and deliver to the holder of this Note, upon surrender of the Note, a notice of issuance for the number of full Conversion Shares issuable upon such conversion.
1 Interest Rate to be 0% for Roll-Over Note.
2 To be [***] after a Closing for the Original Note and, for any Roll-Over Note, 10 years after applicable Closing.

7.Reservation of Stock. If at such time when this Note becomes convertible into Conversion Shares, the number of securities of the Company authorized to be issued by the Company is not sufficient to effect such conversion of this Note, the Company shall take such corporate action as may be necessary to increase its authorized but unissued securities as will be sufficient for such purpose.
8.Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.
9.Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that neither the Company nor the Investor may assign, whether voluntarily or by operation of law or otherwise, its rights or obligations under this Note without the prior written consent of the other party; provided that Investor may assign this Note to its Affiliates that are a “United States Person” within the meaning of Section 7701(a)(30) of the Code (an “Affiliate Transfer”) after providing notice to the Company of any such transfer and in connection with such transfer, such Affiliate shall execute and deliver to the Company a copy of the Purchase Agreement. Any transfer of this Note may be effected only pursuant to the Purchase Agreement. The Investor and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company.
10.Expenses. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise. The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The Investor shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.
11.No Right of Set-Off. The Company’s obligations under this Note shall be the absolute and unconditional duty and obligation of the Company and shall be independent of any rights of set-off, recoupment or counterclaim that the Company might otherwise have against the Investor. The Company shall pay absolutely the payments of principal, interest, fees and expenses as and when required hereunder, free of any deductions and without abatement, diminution or set-off.
12.Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.
13.Usury. Notwithstanding anything to the contrary contained in this Note or the Purchase Agreement, in no event whatsoever, whether by reason of deferment or advancement of loan proceeds, acceleration of maturity of the loan evidenced hereby, or otherwise, shall the amount paid or agreed to be paid to the Investor hereunder for the loan, use, forbearance or detention of money exceed the lowest maximum interest rate permitted under applicable law. If at any time the performance of any provision hereof involves a payment exceeding the limit of the price that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Company and the Investor that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest set forth in this Note, or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal. The provisions of this paragraph shall never be superseded or waived and shall control every other provision of the Purchase Agreement and this Note.
14.Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of any jurisdiction.
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COMPANY:

ANTHROPIC, PBC

By:

Name:

Title:

EXHIBIT C
POST-IPO STOCK PURCHASE AGREEMENT
[***]

EXHIBIT D
DISCLOSURE SCHEDULE
[***]

EXHIBIT E
FORM OF REGISTRATION RIGHTS AGREEMENT
[***]